Exhibit 5.1

May 26, 2009

RadioShack Corporation
300 RadioShack Circle
MS CF4-101
Fort Worth, TX  76102

Ladies and Gentlemen:

I am the Vice President, General Counsel, and Corporate Secretary of RadioShack Corporation (the “Company”) and have assisted with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) for the purpose of registering the offering and sale of 11,000,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”), all in accordance with the terms of the RadioShack Corporation 2009 Incentive Stock Plan (the “Plan”).  In such capacity, I have examined the Company’s Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, in my opinion the Shares, when issued by the Company and fully paid for in accordance with the provisions of the Plan and any agreement applicable to the Shares (with the consideration received by the Company being not less than the par value thereof), will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Robert C. Donohoo

Robert C. Donohoo
Vice President, General Counsel, and Corporate Secretary